EXHIBIT 10.2

BIG LOTS 2020 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT

Grantee:	_______________________
Grant Date:	_______________________
Number of RSUs:	_______________________

In accordance with the terms of the Big Lots 2020 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Units Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of these Restricted Stock Units (“RSUs”) and related Dividend-Equivalent Rights (“DERs”) to you. The RSUs and DERs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement (including Exhibit A) shall have the respective meanings ascribed to them in the Plan.

This Agreement describes the RSUs and DERs you have been granted and the conditions that must be met before the RSUs vest and you become entitled to receive the Shares underlying the RSUs and any cash accrued under the DERs. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

Description of the RSUs

Each RSU represents a right to receive one Share after such RSU vests. The Company shall transfer to you one Share for each RSU that vests, provided you comply with the terms of this Agreement and the Plan. However, you shall forfeit any rights to the RSUs and the underlying Shares (i.e., no Shares will be transferred to you) to the extent the RSUs do not vest or you do not comply with the terms of this Agreement and the Plan.

No portion of the RSUs that have not vested or been settled, nor any underlying Shares that have not yet been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the RSUs

Subject to the terms and provisions of this Agreement and the Plan, if you are continuously employed by the Company or an Affiliate from the Grant Date through the applicable event(s) described below, which occur after the Grant Date and during your continuous employment, then your RSUs shall vest (if at all) and the underlying Shares shall be transferred to you as indicated below:

A.     If the Performance Trigger, as defined in Exhibit A, is satisfied based on the Company’s performance in the fiscal year immediately preceding the first anniversary of the Grant Date and the Committee has certified attainment of the Performance Trigger, then: (i) 33% of the RSUs shall vest on the later of the first anniversary of the Grant Date or the second trading day[1] after the Company files a Current Report on Form 8-K (“Form 8-K”) with the U.S. Securities and Exchange Commission reporting measures reflecting the attainment of the Performance Trigger; (ii) 33% of the RSUs shall vest on the later of the second anniversary of the Grant Date or the second trading day after the Company files a Form 8-K

1 As used in this Agreement, a “trading day” shall be as determined by the New York Stock Exchange or other national securities exchange or market that regulates the Shares.

    reporting its results from the most recently completed fiscal year; and (iii) the remainder of the RSUs shall vest on the later of the third anniversary of the Grant Date or the second trading day after the Company files a Form 8-K reporting its results from the most recently completed fiscal year.

B.    If the Performance Trigger was not satisfied based on the Company’s performance in the fiscal year immediately preceding the first anniversary of the Grant Date, but is satisfied based on the Company’s performance in the fiscal year immediately preceding the second anniversary of the Grant Date and the Committee has certified attainment of the Performance Trigger, then: (i) two-thirds of the RSUs shall vest on the later of the second anniversary of the Grant Date and the second trading day after the Company files a Form 8-K reporting measures reflecting the attainment of the Performance Trigger; and (ii) the remainder of the RSUs shall vest on the later of the third anniversary of the Grant Date and the second trading day after the Company files a Form 8-K reporting its results from the most recently completed fiscal year.

C.    If the Performance Trigger was not satisfied based on the Company’s performance in the two fiscal years immediately preceding either the first anniversary or second anniversary of the Grant Date, but is satisfied based on the Company’s performance in the fiscal year immediately preceding the third anniversary of the Grant Date and the Committee has certified attainment of the Performance Trigger, then all of the RSUs shall vest on the later of the third anniversary of the Grant Date and the second trading day after the Company files a Form 8-K reporting measures reflecting the attainment of the Performance Trigger.

D.    If you die or incur a Disability before the Outside Date, as defined in Exhibit A, a fraction of your RSUs shall vest upon your death or Disability, based on the following formula: (i) the total number of RSUs granted herein; multiplied by (ii) a fraction, the numerator of which is the number of days of employment or service that you have completed with the Company or its Affiliates between the Grant Date and the date of your death or Disability and the denominator of which is 1,095; and (iii) reducing that product (such product to be rounded down to the nearest whole unit) by the number of RSUs that had vested, if any, prior to the date of your death or Disability.

E.    If your Retirement, as defined in Exhibit A, occurs and the Performance Trigger is satisfied before the Outside Date (and the certification and reporting events occur as described in sections A, B or C above, as applicable), a fraction of your RSUs shall vest upon your Retirement, based on the following formula: (i) the total number of RSUs granted herein; multiplied by (ii) a fraction, the numerator of which is the number of days of employment or service that you have completed with the Company or its Affiliates between the Grant Date and the date of your Retirement and the denominator of which is 1,095; and (iii) reducing that product (such product to be rounded down to the nearest whole unit) by the number of RSUs that had vested, if any, prior to the date of your Retirement.

F.    If your employment is terminated under circumstances making you eligible for benefits under the Big Lots Executive Severance Plan and the Performance Trigger is satisfied before the Outside Date (and the certification and reporting events occur as described in sections A, B or C above, as applicable), a fraction of your RSUs shall vest upon your termination of employment, based on the following formula: (i) the total number of RSUs granted herein; multiplied by (ii) a fraction, the numerator of which is the number of days of employment or service that you have completed with the Company or its Affiliates between the Grant Date and the date of your termination of employment and the denominator of which is 1,095; and (iii) reducing that product (such product to be rounded down to the nearest whole unit) by the number of RSUs that had vested prior to the date of your termination of employment.

G.    If a Change in Control occurs before the Outside Date and where the Participant incurs a separation from service (as defined in Code Section 409A) within the thirty (30) days preceding or the twenty-four (24) months following the Change in Control, then any RSUs subject to this Award Agreement that have not vested prior to the later of the date of the separation from service or the date of the Change in Control shall vest upon the date of such Change in Control.

H.    If the Performance Trigger is not met before the Outside Date occurs or the events described in sections D, E, F or G above do not occur before the Outside Date, this Agreement will expire and all of your rights in the RSUs will be forfeited.

Shares underlying RSUs that vest pursuant to this Agreement shall be transferred to you as soon as administratively practicable after the date the RSUs vest.

Your Rights in the RSUs

Subject to the Company’s insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested RSUs, you shall be free to deal with and dispose of such underlying Shares. You have no rights in the Shares underlying unvested RSUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these RSUs until such time as you become the record holder of such Shares.

Notwithstanding the foregoing, for each RSU granted under this Agreement you have been granted one DER. Each DER represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Shares underlying the RSUs to which the DERs relate. Such cash dividends shall accrue without interest and shall vest and be paid in cash when the RSUs vest, or shall be forfeited if the RSUs and underlying Shares are forfeited.

Tax Treatment of the RSUs

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your RSUs.

This brief discussion of the federal tax rules that affect your RSUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. Article 21 of the Plan further describes the manner in which tax withholding may occur.

You are not required to pay income taxes on your RSUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent, your RSUs and corresponding DERs vest. The amount of ordinary income you will recognize is the value of your RSUs and the cash value accrued under the DERs when the RSUs and DERs vest. You may elect to allow the Company to withhold, upon settlement of the RSUs a number of Shares sufficient to satisfy the withholding obligation, from the Shares to be issued pursuant to your vested RSUs that would satisfy at least the required statutory minimum (or you may elect such higher withholding provided that such higher amount would not have a negative accounting impact on the Company) with respect to the Company’s tax withholding obligation. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company. All such elections by you shall be irrevocable, made by you in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. If you have not made an election to satisfy the withholding requirement by paying the taxes in cash or making the withholding election permitted by this paragraph, you shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax (but no more than such minimum) that could be imposed on the transaction.

Any appreciation of the Shares you receive in connection with vested RSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If your RSUs do not vest, your RSUs and DERs shall expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 23.13 of the Plan for more information on compliance with Code

Section 409A, including the applicability of a six (6) month delay on the settlement of the RSUs for “specified employees,” within the meaning of Code Section 409A.

No Section 83(b) Election

Because the RSUs are not property under the Code, you may not make an election under Section 83(b) of the Code with respect to your RSUs.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or an Affiliate to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or an Affiliate from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not affect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting your RSUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that your RSUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

Date:
Chair, Compensation Committee

EXHIBIT A

As used in this Agreement, the following terms shall have the meanings set forth below:

Performance Trigger shall mean _________________________________________________________________.

Outside Date shall mean the third (3rd) anniversary of the date upon which the RSU Award was granted to the Grantee.

Retirement shall be deemed to have occurred upon the Termination of Employment or Service of a Grantee who, upon the effective date of his or her Termination of Employment or Service, has: (i) attained the age of 55 years or older; (ii) completed at least five years of employment with or service to the Company or its Affiliates; (iii) submitted a written request, in a form satisfactory to the Company, to the Committee or the Company’s human resources department requesting retirement under the terms of this Agreement; and (iv) had such written request approved in writing by a member of the Committee or an authorized officer of the Company.

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